UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2017

Repros Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15281	76-0233274
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 719-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 11, 2017, Repros Therapeutics Inc. (the “Company”) received a letter from NASDAQ notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, the Company reported stockholders’ equity of approximately $1.6 million, which is below the minimum stockholders’ equity required for continued listing pursuant to NASDAQ Listing Rule 5550(b)(1). Further, as of May 11, 2017, the Company does not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations and does not comply with the NASDAQ Listing Rules.

This notification has no immediate effect on the Company’s listing on the NASDAQ Capital Market. NASDAQ has provided the Company with 45 calendar days, or until June 26, 2017, to submit a plan to regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance is accepted, NASDAQ may grant an extension of up to 180 calendar days from the date of the notification letter, or until November 6, 2017, to evidence compliance.

The Company is presently evaluating various courses of action to regain compliance and intends to timely submit a plan to NASDAQ to regain compliance with the NASDAQ minimum stockholders’ equity standard. However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance. If the Company’s plan to regain compliance with the minimum stockholders’ equity standard is not accepted or if it is and the Company does not regain compliance by November 7, 2017, or if the Company fails to satisfy another NASDAQ requirement for continued listing, NASDAQ staff could provide notice that the Company’s common stock will become subject to delisting. In such event, NASDAQ rules permit the Company to appeal the decision to reject its proposed compliance plan or any delisting determination to a NASDAQ Hearings Panel. Accordingly, there can be no guarantee that the Company will be able to maintain its NASDAQ listing.

Item 8.01	Other Events.

Termination of ATM Program

On August 9, 2016, the Company entered into an Equity Distribution Agreement (the “Sales Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to create an at-the-market equity program (the “ATM Program”) under which the Company from time to time may offer and sell shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $10,000,000 (the “Shares”) through Ladenburg as sales agent. All sales under the ATM Program were required to be made under the Company’s effective shelf registration statement on Form S-3 (File No. 333-197253), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 23, 2016, and a related prospectus supplement filed with the SEC on August 9, 2016.

Effective May 9, 2017, the Company terminated the Sales Agreement and the related ATM Program.

The Company has decided to terminate the Sales Agreement because it does not intend to utilize the Sales Agreement to raise additional capital. The Company will not incur any termination penalties as a result of its termination of the Sales Agreement.

A description of the terms and conditions of the Sales Agreement is set forth in the Company’s current report on Form 8-K filed with the SEC on August 9, 2016 and incorporated herein by reference.

Proellex® License Agreement with the National Institutes of Health

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016, in 1999, we licensed rights to Proellex® from the National Institutes of Health (“NIH”), under an exclusive, worldwide license in the field of treatment of human endocrinologic pathologies or conditions in steroid-sensitive tissues which expires upon the expiration of the last licensed patent, currently 2017. This license agreement contains numerous detailed performance obligations, with time sensitive dates for compliance, relating to clinical development and commercialization activities required by us or our designated third-party providers, as well as additional financial milestones and royalties. If we fail to achieve the benchmarks specified in the commercial development plan attached to the license agreement or meet payment obligations, the NIH can terminate the license agreement and we lose our rights to develop and commercialize Proellex®. We and the NIH periodically update the commercial development plan.

As of May 2017, the Company had not yet met certain milestones under the license agreement. On May 11, 2017, after discussions with NIH, the Company received a letter from NIH stating that it remains NIH’s intention to re-establish meaningful development timelines with the Company once the Company has received further guidance from the Food and Drug Administration (the “FDA”) on the Company’s clinical path forward for Proellex®. NIH has indicated that it understands that the Company had a guidance meeting with the FDA and is waiting to hear back from the FDA once the agency consult with its internal liver experts. The NIH indicated that, consequently, the NIH does not consider the Company in breach of the license agreement at this time.

Item 9.01	Financial Statements and Exhibits.

The Company has updated its corporate presentation and is filing the corporate presentation as Exhibit 99.1 to this report. These slides contain statements that are “forward-looking statements” subject to the cautionary statement about forward-looking statements set forth therein.

Exhibit Number	Description

99.1	Repros Therapeutics Inc. Slideshow

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPROS THERAPEUTICS INC.

By:	/s/ Kathi Anderson
Kathi Anderson
Chief Financial Officer

Dated: May 17, 2017

EXHIBIT INDEX

Exhibit Number	Description

99.1	Repros Therapeutics Inc. Slideshow